As filed with the U.S. Securities and Exchange Commission on August 21, 2017

Registration No. 333-217242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1221	13-4004153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 Market Street

St. Louis, Missouri 63101-1826

(314) 342-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Verona Dorch, Esq.

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

(314) 342-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward B. Winslow, Esq.

Bradley C. Brasser, Esq.

Jones Day

77 West Wacker

Chicago, Illinois 60601-1692

(312) 782-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-217242

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-217242) (the “Registration Statement”) of Peabody Energy Corporation (the “Company”) is being filed solely to file the following exhibits to the Registration Statement: (a) Exhibit 1.1 (Form of Underwriting Agreement); (b) Exhibit 12.1 (Computation of Ratio of Earnings to Combined Fixed Charges and Preference Security Dividends) and (c) Exhibit 23.1 (Consent of Ernst & Young LLP). This Post-Effective Amendment No. 2 does not modify any other part of the Registration Statement. In accordance with Rule 462(d) under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following Exhibits are filed as part of this Registration Statement unless otherwise indicated. All documents incorporated by reference below were filed pursuant to the Securities Exchange Act of 1934, as amended, by Peabody Energy Corporation, file number 001-16463, unless otherwise indicated.

The exhibits below are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description of Exhibit
1.1††	Form of Underwriting Agreement

2.1	Order Confirming Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code on March 17, 2017 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

2.2	Debtor’s Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as revised March 15, 2017 (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

3.2	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

4.1	Specimen of stock certificate representing the Registrant’s common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-55412), filed February 12, 2001)

4.2†	Specimen of stock certificate representing the Registrant’s Series A Convertible Preferred Stock, $.01 par value

4.3	Indenture, dated as of February 15, 2017, between the Peabody Securities Finance Corporation (merged with and into the Registrant on April 3, 2017) and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed February 15, 2017)

4.4	Warrant Agreement, dated as of April 3, 2017, between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

4.5	First Supplemental Indenture, dated as of April 3, 2017, among the Registrant, Peabody Securities Finance Corporation, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

5.1†	Legal Opinion of Jones Day

10.1	Federal Coal Lease WYW0321779: North Antelope/Rochelle Mine (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.2	Federal Coal Lease WYW119554: North Antelope/Rochelle Mine (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.3	Federal Coal Lease WYW5036: Rawhide Mine (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.4	Federal Coal Lease WYW3397: Caballo Mine (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.5	Federal Coal Lease WYW83394: Caballo Mine (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.6	Federal Coal Lease WYW136142 (incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed September 8, 1998)

10.7	Royalty Prepayment Agreement by and among Peabody Natural Resources Company, Gallo Finance Company and Chaco Energy Company, dated September 30, 1998 (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

10.8	Federal Coal Lease WYW154001: North Antelope Rochelle South (incorporated by reference to Exhibit 10.68 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

10.9	Federal Coal Lease WYW150210: North Antelope Rochelle Mine (incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

10.10	Federal Coal Lease WYW151134 effective May 1, 2005: West Roundup (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)

10.11	Federal Coal Lease Readjustment WYW78663: Caballo (incorporated by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.12	Transfer by Assignment and Assumption of Federal Coal Lease WYW172657: Caballo West (incorporated by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.13	Federal Coal Lease WYW176095: Porcupine South (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.14	Federal Coal Lease WYW173408: North Porcupine (incorporated by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.15	Federal Coal Lease WYW172413: School Creek (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.16*	Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed November 23, 2015)

10.17*	Form of Director and Executive Officer Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.93 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.18*	Peabody Investments Corp. Supplemental Employee Retirement Account (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

10.19	Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 27, 2017)

10.20	Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.21	Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed March 31, 2016)

10.22	First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 13, 2016)

10.23	Second Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, P&L Receivables Company, LLC, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016)

10.24	Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent and L/C Issuer (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016)

10.25	Amendment No. 1 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 9, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016)

10.26	Amendment No. 2 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto, the issuing bank party thereto, and Citibank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016)

10.27	Amendment No. 4 to the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of October 11, 2016, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed October 14, 2016)

10.28	Amendment No. 5 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed November 23, 2016)

10.29	Amendment No. 6 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 14, 2016)

10.30	Plan Support Agreement entered into as of December 22, 2016 by and among the Registrant and certain other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.31	Private Placement Agreement entered into as of December 22, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.32	Amendment to Private Placement Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 30, 2016)

10.33	Amendment to Private Placement Agreement entered into as of February 8, 2017 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.127 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.34	Backstop Commitment Agreement entered into as of December 23, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.35	Amendment to Backstop Commitment Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 30, 2016)

10.36	Share Sale and Purchase Agreement entered into as of November 3, 2016 by and among Peabody Australia Mining Pty Ltd, Peabody Energy Australia Pty Ltd, South32 Aluminium (Holdings) Pty Ltd, and South32 Treasury Limited (incorporated by reference to Exhibit 10.124 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.37	Exit Facility Commitment Letter entered into as of January 11, 2017, by and among the Registrant, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 12, 2017)

10.38	Credit Agreement dated as of April 3, 2017, among the Registrant, as Borrower, Goldman Sachs Bank USA, as Administrative Agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.39	Notice Letter and Term Sheet dated as of February 15, 2017, for Amendments to the Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (incorporated by reference to Exhibit 10.128 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.40*	Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-8 (File No. 333-217107), filed April 3, 2017)

10.41	Registration Rights Agreement, dated as of April 3. 2017, among the Registrant and the stockholders party thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.42*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.43*	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.44*	Form of Restrictive Covenant Agreement under the Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.45*	Peabody Energy Corporation 2015 Long-Term Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement, filed March 24, 2015)

10.46*	Form of Service-Based Cash Award Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.71 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.47*	Form of Service-Based Cash Award Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.72 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.48*	Form of Restrictive Covenant Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.75 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.49*	Form of Restrictive Covenant Agreement under the Registrant’s 2015 Long-Term Incentive Plan (Australia) (incorporated by reference to Exhibit 10.76 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.50*	Restrictive Covenant Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed August 27, 2013)

10.51	Form of Deferred Stock Unit Agreement under the Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.52	First Amendment to the Sixth Amended and Restated Receivables Purchase Agreement, dated as of June 30, 2017, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various parties identified on the signature pages thereto as Sub-Servicers, Metropolitan Collieries Pty Ltd, and PNC Bank, National Association, as Administrator and as the sole Purchaser Agent, Committed Purchaser, LC Bank and LC Participant on the date thereof (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

10.53	Settlement Agreement, dated as of March 13, 2017, by and among the Registrant, certain subsidiaries of the Registrant, and the United Mine Workers of America 1974 Pension Plan and Trust (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed March 17, 2017)

12.1††	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Security Dividends for the five year period ended December 31, 2016 and the six-month period ended June 30, 2017

21†	List of Subsidiaries

23.1††	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2†	Consent of Jones Day (included in Exhibit 5.1)

24.1†	Powers of Attorney (included on signature page)

*	Indicates Management Compensatory Plan, Contract or Arrangement.
†	Previously Filed.
††	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, Missouri, on the 21st day of August, 2017.

PEABODY ENERGY CORPORATION

By:	/s/ Amy B. Schwetz
Name:	Amy B. Schwetz
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Glenn L. Kellow	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2017

/s/ Amy B. Schwetz Amy B. Schwetz	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2017

* Nicholas J. Chirekos	Director	August 21, 2017

* Stephen E. Gorman	Director	August 21, 2017

* Joe W. Laymon	Director	August 21, 2017

* Teresa S. Madden	Director	August 21, 2017

* Robert A. Malone	Director	August 21, 2017

* Kenneth W. Moore	Director	August 21, 2017

* Michael W. Sutherlin	Director	August 21, 2017

* Shaun A. Usmar	Director	August 21, 2017

* By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Attorney-in-fact

Exhibit Index

Except as otherwise indicated below, the following exhibits are filed herewith or incorporated by reference herein.

Exhibit No.	Description of Exhibit
1.1††	Form of Underwriting Agreement

2.1	Order Confirming Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code on March 17, 2017 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

2.2	Debtor’s Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as revised March 15, 2017 (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

3.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

3.2	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

4.1	Specimen of stock certificate representing the Registrant’s common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-55412), filed February 12, 2001)

4.2†	Specimen of stock certificate representing the Registrant’s Series A Convertible Preferred Stock, $.01 par value

4.3	Indenture, dated as of February 15, 2017, between the Peabody Securities Finance Corporation (merged with and into the Registrant on April 3, 2017) and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed February 15, 2017)

4.4	Warrant Agreement, dated as of April 3, 2017, between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

4.5	First Supplemental Indenture, dated as of April 3, 2017, among the Registrant, Peabody Securities Finance Corporation, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

5.1†	Legal Opinion of Jones Day

10.1	Federal Coal Lease WYW0321779: North Antelope/Rochelle Mine (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-5907), filed July 14, 1998)

10.2	Federal Coal Lease WYW119554: North Antelope/Rochelle Mine (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.3	Federal Coal Lease WYW5036: Rawhide Mine (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.4	Federal Coal Lease WYW3397: Caballo Mine (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

Exhibit No.	Description of Exhibit

10.5	Federal Coal Lease WYW83394: Caballo Mine (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed July 14, 1998)

10.6	Federal Coal Lease WYW136142 (incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-59073), filed September 8, 1998)

10.7	Royalty Prepayment Agreement by and among Peabody Natural Resources Company, Gallo Finance Company and Chaco Energy Company, dated September 30, 1998 (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

10.8	Federal Coal Lease WYW154001: North Antelope Rochelle South (incorporated by reference to Exhibit 10.68 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

10.9	Federal Coal Lease WYW150210: North Antelope Rochelle Mine (incorporated by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

10.10	Federal Coal Lease WYW151134 effective May 1, 2005: West Roundup (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)

10.11	Federal Coal Lease Readjustment WYW78663: Caballo (incorporated by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.12	Transfer by Assignment and Assumption of Federal Coal Lease WYW172657: Caballo West (incorporated by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.13	Federal Coal Lease WYW176095: Porcupine South (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.14	Federal Coal Lease WYW173408: North Porcupine (incorporated by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.15	Federal Coal Lease WYW172413: School Creek (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

10.16*	Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed November 23, 2015)

10.17*	Form of Director and Executive Officer Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.93 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

10.18*	Peabody Investments Corp. Supplemental Employee Retirement Account (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

10.19	Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 27, 2017)

Exhibit No.	Description of Exhibit

10.20	Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.21	Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed March 31, 2016)

10.22	First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 13, 2016)

10.23	Second Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, P&L Receivables Company, LLC, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016)

10.24	Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent and L/C Issuer (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016)

10.25	Amendment No. 1 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 9, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016)

10.26	Amendment No. 2 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto, the issuing bank party thereto, and Citibank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016)

10.27	Amendment No. 4 to the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of October 11, 2016, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed October 14, 2016)

Exhibit No.	Description of Exhibit

10.28	Amendment No. 5 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed November 23, 2016)

10.29	Amendment No. 6 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 14, 2016)

10.30	Plan Support Agreement entered into as of December 22, 2016 by and among the Registrant and certain other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.31	Private Placement Agreement entered into as of December 22, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.32	Amendment to Private Placement Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 30, 2016)

10.33	Amendment to Private Placement Agreement entered into as of February 8, 2017 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.127 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.34	Backstop Commitment Agreement entered into as of December 23, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed December 23, 2016)

10.35	Amendment to Backstop Commitment Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 30, 2016)

10.36	Share Sale and Purchase Agreement entered into as of November 3, 2016 by and among Peabody Australia Mining Pty Ltd, Peabody Energy Australia Pty Ltd, South32 Aluminium (Holdings) Pty Ltd, and South32 Treasury Limited (incorporated by reference to Exhibit 10.124 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

10.37	Exit Facility Commitment Letter entered into as of January 11, 2017, by and among the Registrant, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 12, 2017)

10.38	Credit Agreement dated as of April 3, 2017, among the Registrant, as Borrower, Goldman Sachs Bank USA, as Administrative Agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.39	Notice Letter and Term Sheet dated as of February 15, 2017, for Amendments to the Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (incorporated by reference to Exhibit 10.128 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016)

Exhibit No.	Description of Exhibit

10.40*	Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-8 (File No. 333-217107), filed April 3, 2017)

10.41	Registration Rights Agreement, dated as of April 3. 2017, among the Registrant and the stockholders party thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.42*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.43*	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.44*	Form of Restrictive Covenant Agreement under the Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K, filed April 3, 2017)

10.45*	Peabody Energy Corporation 2015 Long-Term Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement, filed March 24, 2015)

10.46*	Form of Service-Based Cash Award Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.71 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.47*	Form of Service-Based Cash Award Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.72 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.48*	Form of Restrictive Covenant Agreement under the Registrant’s 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.75 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.49*	Form of Restrictive Covenant Agreement under the Registrant’s 2015 Long-Term Incentive Plan (Australia) (incorporated by reference to Exhibit 10.76 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)

10.50*	Restrictive Covenant Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed August 27, 2013)

10.51	Form of Deferred Stock Unit Agreement under the Peabody Energy Corporation 2017 Incentive Plan (incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.52	First Amendment to the Sixth Amended and Restated Receivables Purchase Agreement, dated as of June 30, 2017, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various parties identified on the signature pages thereto as Sub-Servicers, Metropolitan Collieries Pty Ltd, and PNC Bank, National Association, as Administrator and as the sole Purchaser Agent, Committed Purchaser, LC Bank and LC Participant on the date thereof (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

10.53	Settlement Agreement, dated as of March 13, 2017, by and among the Registrant, certain subsidiaries of the Registrant, and the United Mine Workers of America 1974 Pension Plan and Trust (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed March 17, 2017)

Exhibit No.	Description of Exhibit

12.1††	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Security Dividends for the five year period ended December 31, 2016 and the six-month period ended June 30, 2017

21†	List of Subsidiaries

23.1††	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2†	Consent of Jones Day (included in Exhibit 5.1)

24.1†	Powers of Attorney (included on signature page)

*	Indicates Management Compensatory Plan, Contract or Arrangement.
†	Previously filed.
††	Filed herewith.